EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Altiris, Inc.:

We consent to the use of our report dated March 16, 2005, with respect to the consolidated balance sheets of Altiris, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, and our report dated April 29, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah

February 7, 2006